Exhibit 99.1
THIRD AMENDMENT TO EMPLOYMENT AGREEMENT
This Third Amendment to Employment Agreement is entered into by and between American Reprographics Company, a Delaware corporation (“ARC”) as the employer, and Kumarakulasingam Suriyakumar (“Executive”), as the employee, on July 27, 2007.
This Third Amendment is entered into with reference to the following facts:
ARC and Executive entered into an Employment Agreement dated January 7, 2005 (“Agreement”). The parties entered into a First Amendment and Second Amendment to the Agreement effective as of November 18, 2005 and March 17, 2006, respectively. Effective as of June 1, 2007, Executive was appointed as ARC’s Chief Executive Officer, and the parties now wish to enter into this Third Amendment to amend the Agreement, as previously amended.
Now therefore, the parties agree as follows:
1.	Section 1(a) is amended to read as follows:
(a) ARC hereby employs Executive as its Chief Executive Officer and President, and Executive agrees to serve ARC in such capacity, upon the terms and conditions set forth herein.
2.	Section 1(b) is amended to read as follows:

Executive shall report to the Board of Directors of ARC (“Board”). Executive’s primary responsibilities shall be (i) to be responsible for developing long range corporate goals and for creating strategies to achieve those goals, for general corporate development, and for mergers and acquisitions, (ii) to perform other duties commonly incident to the office of Chief Executive Officer and President of a publicly traded company, and (iii) to perform such other duties and have such other powers as the Board shall designate from time to time. Executive shall have the authority generally incident and necessary to perform such duties. Executive will be the head of ARC’s executive team.

3.	Section 2 is amended to replace “the third (3rd) anniversary of the Effective Date” with “February 9, 2011.”

4.	Section 3(a) is amended to replace the third sentence in its entirety with the following:

Base Salary shall be subject to annual review by the Compensation Committee of ARC’s Board of Directors (the “Compensation Committee”) during the term of this Agreement, and may be adjusted based upon the financial performance of ARC or the personal performance of Executive, but in no event shall Base Salary be less than $650,000 per year during the term of this Agreement.

5. Section 3(b)(ii) is amended to replace “each fiscal year of ARC ending December 31, 2005, 2006 or 2007” with “each fiscal year of ARC ending December 31, 2005 through and including December 31, 2010.”
6. Section 8 is amended to replace “approved by ARC’s CEO” with “approved by the Board.”
7. Section 9(a) is amended to replace “provided that ARC’s CEO has given written consent” with “provided that the Board has given its consent.”
8. Sections 11(c)(i) and 11(c)(viii) are amended to replace “ARC’s CEO” with “the Board.”
9. Section 11(e)(ii) is amended to read as follows:
(ii) a reduction in Executive’s compensation as established under this Agreement, without Executive’s express written consent; or
10. Section 11(e)(iii) is deleted in its entirety.
11. Section 11(e)(iv) is amended to replace “clauses (i) through (iii)” with “clauses (i) or (ii).”
12. Section 12(a) is amended to read as follows:
(a) Basic Benefits. Upon expiration or termination of this Agreement for any reason, and subject to the provisions of Section 12(e), Executive will be entitled to: (i) payment for all Base Salary and unused vacation accrued and prorated, but unpaid, as of the effective date of termination, provided that payment for such amounts will be made no later than 30 days after the effective date of termination, (ii) payment, when due, of any earned but unpaid Incentive Bonus for the preceding fiscal year, (iii) any unreimbursed business expenses authorized by this Agreement, provided that such reimbursement will be paid to Executive no later than 30 days after the effective date of termination, (iv) continuation of any benefits under Section 6(a) as required by applicable law (e.g., COBRA), and (v) such rights as then exist with respect to then vested stock options, restricted stock or other rights under similar plans.
13. Section 12 is amended by the addition of a new subsection (f) to read as follows:
(f) 409A Compliance.
(i) 6-Month Delay Rule. Except as provided in paragraph (ii) below, in the event that Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and regulations thereunder) at the time of the termination of his employment with ARC, payment of all amounts subject to

Section 409A of the Code that would otherwise be made under Section 12 of this Agreement, including any installments, may not be paid before a date that is six months and two days after the date of termination from employment (including death). Such amounts that otherwise would have been paid during such six-month period will be paid as of the date that is six months and two days after the date of employment termination.
(ii) Exception. In the event that payment of amounts under Section 12 of this Agreement at the time(s) of payment specified under its terms (without regard to this Section 12(f)) does not cause any amount of the payment to fail to comply with the provisions of Section 409A of the Code, and does not result in any excise tax or additional tax penalty under Section 409A, then the six-month delay rule of paragraph (i) above will not apply and payment of such amounts will be made at the time(s) specified under the applicable terms of Section 12 of this Agreement without regard to this Section 12(f).
(iii) General Compliance. During the term of this Agreement, ARC and Executive agree to modify and administer the Agreement to the extent possible to comply with Section 409A of the Code and to avoid incurring any excise and other additional tax liability that might be imposed on Executive or ARC.
14. Section 16 is amended to replace “Chief Executive Officer” with “Chief Financial Officer.”
15. In all other respects the Agreement, as previously amended, remains in full force and effect without modification.
IN WITNESS WHEREOF, the undersigned have executed this Third Amendment to Employment Agreement as of the date first hereinabove set forth.

AMERICAN REPROGRAPHICS COMPANY,
a Delaware corporation

By:	/s/ Jonathan R. Mather

Name: Jonathan R. Mather
Title: CFO

EXECUTIVE
/s/ Kumarakulasingam Suriyakumar

Kumarakulasingam Suriyakumar

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